Exhibit 99.1

                SMSC REPORTS 24% INCREASE IN YEAR-OVER-YEAR FIRST
                                QUARTER REVENUES

       Non-PC I/O Sales Grow by Almost 40% Over Prior Year and Contribute
                      40% of First Quarter Product Revenues

Hauppauge, NY - June 14, 2004 - SMSC (Nasdaq: SMSC) today announced that revenues for the first quarter ended May 31, 2004 were $53.1 million, an increase of approximately 24% over revenues of $42.7 million in the first quarter of fiscal 2004.

Gross profit percentage for the first quarter of fiscal 2005 was 50.3%, compared to 48.4% in the previous year's first quarter.

Research and development expenses for the first quarter were $10.9 million, compared to $9.1 million in the year-ago quarter, and selling, general and administrative expenses were $11.9 million, compared to $9.5 million in last year's first quarter. The year-over-year increases in operating expenses primarily reflect investments in engineering and marketing personnel, tooling costs for new product developments, litigation costs and generally higher expenses associated with increasing revenues.

Operating income in the first quarter of fiscal 2005 was $3.6 million as compared to $3.1 million in the year-ago period. First quarter net income was $2.9 million, or $0.15 per share, compared to income from continuing operations of $1.9 million, or $0.11 per share, in the first quarter of fiscal 2004.

Cash and liquid investments at May 31, 2004 were $169.7 million, compared to $173.9 million at February 29, 2004. Inventories at May 31, 2004 totaled $23.2 million and remain appropriate relative to expected demand. The Company has no bank debt, and book value per share was $14.41 as of May 31, 2004.

"SMSC once again executed on its financial goals and delivered first quarter revenues that were 24% higher than the same period last year," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "Gross margin percentage was over 50% and operating income exceeded last year's first quarter by more than 16%."

Mr. Bilodeau added, "During the quarter, PC I/O sales continued to be strong, with notebook device sales increasing by 20% over last year's first quarter. Networking and Connectivity products also continued to show strong sales, increasing collectively by over 50% from the year-ago period. In addition, total non-PC I/O revenues contributed 40% of total first quarter product sales as SMSC continues to gain recognition as a supplier of a diversified portfolio of products to a broad range of markets."

New Brand Identity

On April 26, 2004, SMSC was honored to open Nasdaq and unveiled a new global brand identity, including a new logo, tagline - "Success by Design," and website design at its www.smsc.com homepage. Through its communication initiatives, the Company is placing renewed emphasis on building awareness of its market leadership position and unique capabilities to serve its customers. The new "Success by Design" tagline underscores the Company's mission of being an essential ingredient that fuels its customers' success. This tagline highlights SMSC's culture, which is deliberate in the manner in which it ensures success for its customers and stakeholders.

Business Outlook:

For the second quarter of fiscal 2005, SMSC expects revenues to be between $56 million and $60 million, representing a year-over-year increase of 20%, or a sequential increase of 9%, at the midpoint of that range. Gross profit percentage is expected to be between 48% and 49%. Research and development expenses and selling, general and administrative expenses are each expected to be between $11 million and $12 million. Amortization of acquired intangibles is expected to be $300 thousand. The effective tax rate is estimated to be approximately 28.5%, and the Company expects second quarter net income to be between $0.17 and $0.21 per share.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for integrated circuits and semiconductor system solutions that span analog, digital and mixed-signal technologies. SMSC delivers products that solve the challenges of space, cost and time-to-market for high-speed computing, connectivity and embedded networking applications.

SMSC addresses computing, communications and consumer electronics markets through world-leading positions in Input/Output and non-PCI Ethernet products; innovations in USB 2.0 and other high-speed serial solutions; and integrated networking products employed in a broad range of applications. Leveraging substantial intellectual property and a comprehensive global infrastructure, SMSC thrives at the intersection of silicon, software and customized OEM applications.

SMSC is based in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in
Arizona,   New  York  and  Texas.   Additional   information   is  available  at
www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes, except as required by law. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.
Contact:

Carolynne Borders
Director of Corporate Communications
SMSC
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)



                                                  Three Months Ended
                                        ---------------------------------------
                                                        May 31,
                                        ---------------------------------------
                                              2004                  2003
                                              ----                  ----

Sales and revenues:
Product sales                           $         50,352      $         42,488
Intellectual property revenues                     2,701                   233
-------------------------------------------------------------------------------
                                                  53,053                42,721

Cost of goods sold                                26,385                22,059
-------------------------------------------------------------------------------

Gross profit                                      26,668                20,662

Operating expenses (income):
Research and development                          10,862                 9,101
Selling, general and administrative               11,852                 9,513
Amortization of intangible assets                    317                   360
Gains on real estate transactions                      -                (1,444)
-------------------------------------------------------------------------------

Income from operations                             3,637                 3,132

Interest income                                      466                   443
Other expense, net                                   (32)                 (736)
-------------------------------------------------------------------------------

Income before provision for income taxes
 and minority interest                             4,071                 2,839

Provision for income taxes                         1,159                   895

Minority interest in net income of
 subsidiary                                            -                    61
-------------------------------------------------------------------------------

Income from continuing operations                  2,912                 1,883

Loss from discontinued operations
 (net of income tax benefits of $92)                   -                  (164)
-------------------------------------------------------------------------------

Net income                              $          2,912      $          1,719
===============================================================================


Basic net income per share:
 Income from continuing operations      $           0.16      $           0.11
 Loss from discontinued operations                     -                 (0.01)
-------------------------------------------------------------------------------

 Basic net income per share             $           0.16      $           0.10
===============================================================================

Diluted net income per share:
 Income from continuing operations      $           0.15      $           0.11
 Loss from discontinued operations                     -                 (0.01)
-------------------------------------------------------------------------------

 Diluted net income per share           $           0.15      $           0.10
===============================================================================

Weighted average common shares
 outstanding:
  Basic                                           18,246                16,793
  Diluted                                         19,790                17,331

The sum of the income (loss) per share amounts may not total due to rounding.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                    May 31,        February 29,
                                                     2004             2004
                                                     ----             ----
Assets
Current assets:
 Cash and cash equivalents                       $   130,855      $   135,161
 Short-term investments                               27,260           23,136
 Accounts receivable, net                             29,821           21,946
 Inventories                                          23,199           23,162
 Deferred income taxes                                14,748           15,064
 Other current assets                                  8,946            8,549
--------------------------------------------------------------------------------

     Total current assets                            234,829          227,018
--------------------------------------------------------------------------------

Property, plant and equipment, net                    23,295           23,430
Long-term investments                                 11,600           15,600
Goodwill                                              29,595           29,595
Intangible assets, net                                 4,380            4,697
Deferred income taxes                                  6,276            6,493
Other assets                                           3,169            3,192
--------------------------------------------------------------------------------

                                                 $   313,144      $   310,025
================================================================================

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                $    12,661      $    14,679
 Deferred income on shipments to distributors         11,912            7,972
 Accrued expenses, income taxes and other
  liabilities                                         11,654           13,168
--------------------------------------------------------------------------------

     Total current liabilities                        36,227           35,819
--------------------------------------------------------------------------------

Other liabilities                                     11,488           12,104

Shareholders' equity:
 Preferred stock                                           -                -
 Common stock                                          2,024            2,019
 Additional paid-in capital                          182,993          181,830
 Retained earnings                                   101,922           99,010
 Treasury stock, at cost                             (23,454)         (23,454)
 Deferred stock-based compensation                    (2,658)          (1,962)
 Accumulated other comprehensive income                4,602            4,659
--------------------------------------------------------------------------------

     Total shareholders' equity                      265,429          262,102
--------------------------------------------------------------------------------

                                                 $   313,144      $   310,025
================================================================================